UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934
(Amendment No. __)

______________________

Check the appropriate box:

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

SNAP INTERACTIVE, INC.

(Name of Registrant As Specified in its Charter)

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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	(2)	Form, Schedule or Registration Statement No.:

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THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF SNAP INTERACTIVE, INC.

SNAP INTERACTIVE, INC.
320 W. 37th Street, 13th Floor
New York, NY 10018

NOTICE OF ACTION TAKEN BY
WRITTEN CONSENT OF A MAJORITY OF STOCKHOLDERS

Dear Stockholders:

The enclosed information statement (the “Information Statement”) is being mailed or provided on or about November 30, 2016 to the stockholders of record on November 29, 2016 (the “Record Date”) of Snap Interactive, Inc., a Delaware corporation (the “Company,” “we”, “our” or “us”), to advise the stockholders that our Board of Directors (the “Board”) and stockholders holding a majority of our outstanding common stock (the “Majority Stockholders”) have authorized an amendment to the Company’s Certificate of Incorporation to effect (i) a reverse stock split (the “Reverse Stock Split”) of our issued and outstanding shares of common stock, par value $0.001 per share, at a ratio of between 1-for-20 and 1-for-100, with the ratio within such range to be determined by the Board in its sole discretion and (ii) a proportional reduction in the number of authorized shares of common stock from 500.0 million to between approximately 25.0 million shares of common stock and 5.0 million shares of common stock in connection with the Reverse Stock Split (the “Authorized Share Reduction”).

We believe that the Reverse Stock Split and Authorized Share Reduction will improve the prospects of listing the Company’s common stock on a national securities exchange, which is expected to provide the Company and its stockholders with, among other things: access to a much larger national financial market, access to institutional and other large scale investors, the ability to market and publicize performance and other relevant information to a larger audience and enhanced liquidity.

On November 15, 2016, the Board approved the Reverse Stock Split and Authorized Share Reduction, subject to stockholder approval, and granted authority to the Board to set the Reverse Stock Split ratio. The Majority Stockholders approved the Reverse Stock Split and Authorized Share Reduction by written consent in lieu of a meeting on November 29, 2016, in accordance with Section 228 of the Delaware General Corporation Law. Accordingly, your consent is not required and is not being solicited in connection with the approval of the Reverse Stock Split and Authorized Share Reduction. The Reverse Stock Split and Authorized Share Reduction will become effective when we file an amendment to our Certificate of Incorporation effecting the Reverse Stock Split and Authorized Share Reduction with the Secretary of State of the State of Delaware, which is expected to occur, if at all, no later than November 29, 2017.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. Pursuant to Rule 14(c)-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Reverse Stock Split and Authorized Share Reduction will not be effected until a date at least twenty (20) days after the date that this Information Statement is filed with the Securities and Exchange Commission and mailed to our stockholders of record on the Record Date. This Information Statement is first being mailed or provided to you on or about November 30, 2016.

If you have questions or would like additional copies of this Information Statement, you should contact the Company at its address or telephone number as follows:

Snap Interactive, Inc.
320 W. 37th Street, 13th Floor
New York, New York 10018
Attn: Wilmary Soto-Guignet
Telephone: (212) 594-5050
Internet Website: www.snap-interactive.com

By Order of the Board of Directors:

/s/ Alexander Harrington
Alexander Harrington
Chief Executive Officer

SNAP INTERACTIVE, INC.
320 W. 37th Street, 13th Floor
New York, NY 10018

INFORMATION STATEMENT
PURSUANT TO SECTION 14(C) OF THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement (this “Information Statement”) is being mailed on or about November 30, 2016 to the holders of record of the issued and outstanding shares of common stock, par value $0.001 per share (“Common Stock”), of Snap Interactive, Inc., a Delaware corporation (the “Company,” “we”, “our” or “us”), as of November 29, 2016 (the “Record Date”), in connection with the approval of an amendment to the Company’s Certificate of Incorporation, in substantially the form attached hereto as Appendix A, to effect (i) a reverse stock split (the “Reverse Stock Split”) of the Common Stock at a ratio of between 1-for-20 and 1-for-100, with the ratio within such range to be determined by the Board of Directors of the Company (the “Board”) in its sole discretion and (ii) a proportional reduction in the number of authorized shares of Common Stock from 500.0 million to between approximately 25.0 million shares of Common Stock and 5.0 million shares of Common Stock in connection with the Reverse Stock Split (the “Authorized Share Reduction”).

Section 228 of the Delaware General Corporation Law (“DGCL”) provides that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent thereto is signed by stockholders holding the minimum number of votes that would be necessary to authorize or take such action at a meeting of the stockholders. Each share of Common Stock is entitled to one vote per share on any matter requiring stockholder vote. Our Board obtained the written consent of the Majority Stockholders in order to eliminate the costs and management time involved in holding a special meeting.

On November 15, 2016, the Board approved the Reverse Stock Split and Authorized Share Reduction. On November 29, 2016, stockholders holding approximately 52.9% of the outstanding Common Stock (the “Majority Stockholders”) approved the Reverse Stock Split and Authorized Share Reduction by written consent in accordance with Section 228 of the DGCL and the Company’s organizational documents then in effect. Accordingly, all necessary approvals in connection with the above corporate actions have been obtained and this Information Statement is furnished solely for the purpose of informing our stockholders of such approval in the manner required under the DGCL and the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14c-2 promulgated thereunder.

The Record Date for determining stockholders entitled to receive this Information Statement is November 29, 2016. As of the close of business on the Record Date, we had 235,019,409 shares of Common Stock outstanding and entitled to vote on the matters acted upon in the action by written consent of our Majority Stockholders. Each share of Common Stock outstanding as of the close of business on the Record Date was entitled to one vote.

In accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”), the Reverse Stock Split and Authorized Share Reduction cannot become effective until twenty (20) calendar days after we send or give this Information Statement to our stockholders of record as of the Record Date. Following such twenty (20) calendar day period, the Reverse Stock Split and Authorized Share Reduction will become effective when we file an amendment to our Certificate of Incorporation effecting the Reverse Stock Split and Authorized Share Reduction with the Secretary of State of the State of Delaware, which is expected to occur, if at all, no later than November 29, 2017. A form of the amendment to our Certificate of Incorporation to effect the Reverse Stock Split and Authorized Share Reduction is attached hereto as Appendix A.

THIS INFORMATION STATEMENT IS FIRST BEING MAILED OR PROVIDED TO THE HOLDERS OF OUR COMMON STOCK ON THE RECORD DATE ON OR AROUND NOVEMBER 30, 2016.

This Information Statement is provided to the Company’s stockholders of record on the Record Date for informational purposes in connection with the Reverse Stock Split and Authorized Share Reduction pursuant to and in accordance with Section 14(c) of the Exchange Act and Schedule 14C thereunder. This Information Statement also constitutes notice under Section 228 of the DGCL that the Reverse Stock Split was approved by the written consent of the Majority Stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Questions and Answers About this Information Statement

Why am I receiving these materials?

This Information Statement is being mailed or furnished to holders of record of the outstanding Common Stock of the Company in connection with an action by written consent of the Majority Stockholders taken without a meeting to amend the Company’s Certificate of Incorporation to effect the Reverse Stock Split and Authorized Share Reduction. The proposed Reverse Stock Split and Authorized Share Reduction is described in detail in this Information Statement. You are urged to read this Information Statement carefully and in its entirety for a description of the Reverse Stock Split and Authorized Share Reduction.

Your proxy or consent is not being solicited in connection with the Reverse Stock Split and Authorized Share Reduction. This Information Statement is for informational purposes in connection with the Reverse Stock Split and Authorized Share Reduction and is being delivered pursuant to and in accordance with Section 14(c) of the Exchange Act and Schedule 14C thereunder. This Information Statement also constitutes notice under Section 228 of the DGCL that the Reverse Stock Split and Authorized Share Reduction was approved by the written consent of the Majority Stockholders.

What action was taken by written consent?

The Majority Stockholders provided a written consent approving an amendment to the Company’s Certificate of Incorporation to effect (i) the Reverse Stock Split at a ratio of between 1-for-20 and 1-for-100, with the ratio within such range to be determined by the Board in its sole discretion, and (ii) the Authorized Share Reduction by proportionally reducing the number of authorized shares of Common Stock from 500.0 million to between approximately 25.0 million shares of Common Stock and 5.0 million shares of Common Stock in connection with the Reverse Stock Split. A form of the amendment to our Certificate of Incorporation to effect the Reverse Stock Split and Authorized Share Reduction is attached hereto as Appendix A.

When is the Record Date?

The close of business on November 29, 2016 is the Record Date for the determination of stockholders entitled to receive this Information Statement.

What constitutes the voting power of the Company?

As of the close of business on the Record Date, we had 235,019,409 shares of Common Stock outstanding and entitled to vote on the matters acted upon in the action by written consent of our Majority Stockholders. Each share of Common Stock outstanding as of the close of business on the Record Date was entitled to one vote.

Collectively, on the Record Date, excluding certain shares of common stock currently held in an escrow account to satisfy indemnification claims that may result from the Company’s recent merger with A.V.M. Software, Inc. (d/b/a Paltalk), the Majority Stockholders held an aggregate of 124,252,078 shares of our Common Stock, or approximately 52.9% of the issued and outstanding shares of our Common Stock, representing a majority of the total number of issued and outstanding shares of our Common Stock as of the Record Date.

What vote was obtained to approve the amendment to the Certificate of Incorporation to effect the Reverse Stock Split and Authorized Share Reduction?

In accordance with the DGCL and the Company’s organizational documents, the approval of the amendment to our Certificate of Incorporation to effect the Reverse Stock Split and Authorized Share Reduction required the approval by a majority of the holders of our outstanding Common Stock.

When will the Reverse Stock Split and Authorized Share Reduction become effective?

In accordance with the rules and regulations of the SEC, the Reverse Stock Split and Authorized Share Reduction cannot become effective until twenty (20) calendar days after we send or give this Information Statement to our stockholders of record as of the Record Date. Following such twenty (20) calendar day period, the Reverse Stock Split and Authorized Share Reduction will become effective when we file an amendment to our Certificate of Incorporation effecting the Reverse Stock Split and Authorized Share Reduction with the Secretary of State of the State of Delaware, which is expected to occur, if at all, no later than November 29, 2017. A form of the amendment to our Certificate of Incorporation to effect the Reverse Stock Split and Authorized Share Reduction is attached hereto as Appendix A.

Notwithstanding approval by the Majority Stockholders of the filing of an amendment to our Certificate of Incorporation to effect the Reverse Stock Split and Authorized Share Reduction, the Reverse Stock Split and Authorized Share Reduction will only be effected upon a determination by the Board, in its sole discretion, that effecting the Reverse Stock Split and Authorized Share Reduction is in the best interests of the Company and its shareholders. This determination by the Board will be based upon a variety of factors, including those discussed under “The Reverse Stock Split — Purpose of the Reverse Stock Split and Authorized Share Reduction” herein. We expect that the primary focus of the Board in determining whether or not to effect the Reverse Stock Split and Authorized Share Reduction will be whether the Board believes that we can list our Common Stock on a national securities exchange without effecting the Reverse Stock Split and Authorized Share Reduction.

Who is paying the cost of this Information Statement?

The entire cost of furnishing this Information Statement will be paid by the Company.

Does any person have an interest in the adoption of the Reverse Stock Split and Authorized Share Reduction?

Except in their capacity as stockholders (which interest does not differ from that of the other holders of our Common Stock), none of our officers, directors, or previous officers and directors, or any of their respective affiliates has any substantial interest, direct or indirect, in the Reverse Stock Split and Authorized Share Reduction.

The Reverse Stock Split and Authorized Share Reduction

Description of the Reverse Stock Split and Authorized Share Reduction

On November 15, 2016, the Board, and on November 29, 2016, the Majority Stockholders, believing it to be in the best interests of the Company and its stockholders, approved resolutions authorizing (i) an amendment to our Certificate of Incorporation, in substantially the form attached hereto as Appendix A, to effect (i) the Reverse Stock Split at a ratio of between 1-for-20 and 1-for-100, with the ratio within such range to be determined by the Board in its sole discretion and (ii) the Authorized Share Reduction by proportionally reducing the number of authorized shares of Common Stock from 500.0 million to between approximately 25.0 million shares of Common Stock and 5.0 million shares of Common Stock in connection with the Reverse Stock Split. The principal purpose of the Reverse Stock Split is to increase the per share market price of our Common Stock in order to improve our prospects of listing our Common Stock on a national securities exchange. As a result of the Reverse Stock Split, a certain number of outstanding shares of Common Stock, as determined by the applicable ratio, would be combined into one share of Common Stock, which is expected to result in a corresponding increase in the per share market price of our Common Stock. The principal purpose of the Authorized Share Reduction is to reduce the total number of shares of Common Stock that the Company is authorized to issue in proportion to the Reverse Stock Split, which the Board believes is in the best interests of the Company and its stockholders.

The Reverse Stock Split and Authorized Share Reduction are not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 promulgated under the Exchange Act. The Reverse Stock Split and Authorized Share Reduction are not intended to modify the rights of existing stockholders in any material respect.

The Board has the sole discretion to implement the Reverse Stock Split and Authorized Share Reduction within a range of between 1-for-20 and 1-for-100. The Board believes that approval of a range of ratios (as opposed to approval of a specified ratio) provides the Board with maximum flexibility to achieve the purposes of the Reverse Stock Split and Authorized Share Reduction and, therefore, is in the best interests of the Company and its stockholders.

The actual timing for implementation of the Reverse Stock Split and Authorized Share Reduction will be determined by the Board based upon its evaluation as to when such action would be most advantageous to the Company and its stockholders, but will be at least twenty (20) calendar days after the distribution of this Information Statement to our stockholders and no later than November 29, 2017. Notwithstanding the approval of the Reverse Stock Split and Authorized Share Reduction by the Majority Stockholders, the Board will have the sole authority to elect whether or not and when to amend our Certificate of Incorporation to effect the Reverse Stock Split and Authorized Share Reduction. Following the twenty (20) calendar day period after the distribution of this Information Statement to our stockholders and prior to November 29, 2017, the Board will make a determination as to whether effecting the Reverse Stock Split and Authorized Share Reduction is in the best interests of the Company and our stockholders in light of, among other things, the Company’s prospects of listing its Common Stock on a national securities exchange without effecting the Reverse Stock Split and Authorized Share Reduction, the per share price of the Common Stock immediately prior to the Reverse Stock Split and Authorized Share Reduction and the expected stability of the per share price of the Common Stock following the Reverse Stock Split and Authorized Share Reduction.

The Reverse Stock Split and Authorized Share Reduction will become effective, if at all, on the date of filing an amendment to our Certificate of Incorporation effecting the Reverse Stock Split and Authorized Share Reduction with the Secretary of State of the State of Delaware, which is expected to occur, if at all, no later than November 29, 2017, and after the filing of documentation with the Financial Industry Regulatory Authority (“FINRA”) and our stock transfer agent. After the Reverse Stock Split and Authorized Share Reduction becomes effective, our Common Stock will have a new CUSIP number, which is a number used to identify our equity securities.

No fractional shares will be issued in the Reverse Stock Split. If the Reverse Stock Split is effected, each fractional share of Common Stock will be rounded up to the nearest whole share of Common Stock. Accordingly, our stockholders who otherwise would be entitled to receive a fractional share of Common Stock in the Reverse Stock Split because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will instead automatically be entitled to receive one whole additional share of our Common Stock.

Purpose of the Reverse Stock Split and Authorized Share Reduction

The Board believes that the completion of the Reverse Stock Split and Authorized Share Reduction will cause the per share market price of our Common Stock to increase, which would improve the prospects of listing our Common Stock on a national securities exchange. In general, most national securities exchanges have a minimum price per share requirement of between $3.00 to $4.00 for an equity security to qualify for listing. Additionally, national securities exchanges generally have minimum price per share requirements that we would need to meet for continued listing. As of November 21, 2016, the price per share of our Common Stock was $0.17.

Our Board believes that it is in the Company’s best interest to list the Common Stock on a national securities exchange. Our Board also believes that listing our Common Stock on a national securities exchange would improve the marketability and price of our Common Stock, as well as enhance our ability to raise capital or pursue other strategic transactions.

In addition, our Board believes that the Reverse Stock Split and Authorized Share Reduction and the resulting increase in the per share price of our Common Stock could encourage increased investor interest in our Common Stock and promote greater confidence amongst our investors. A greater price per share of our Common Stock could allow a broader range of institutions to invest in our Common Stock (namely, funds that are prohibited or discouraged from buying stocks with a price below a certain threshold), potentially increasing marketability, trading volume and liquidity of our Common Stock. Many institutional investors view stocks trading at low prices as unduly speculative in nature and, as a result, avoid investing in such stocks. Our Board believes that the Reverse Stock Split and Authorized Share Reduction will provide the Board with flexibility to make our Common Stock a more attractive investment for these institutional investors, which we believe will enhance the liquidity for the holders of our Common Stock and may facilitate future sales of our Common Stock. The Reverse Stock Split and Authorized Share Reduction could also increase interest in our Common Stock for analysts and brokers who may otherwise have policies that discourage or prohibit them in following or recommending companies with low stock prices. Additionally, because brokers’ commissions on transactions in low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our Common Stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

Our Board believes that the Reverse Stock Split and Authorized Share Reduction will increase the trading price of our Common Stock to a level high enough to satisfy the minimum closing price requirement for listing on a national securities exchange, and that the Reverse Stock Split and Authorized Share Reduction would be the most effective means of accomplishing that goal. Although our Board anticipates that the Reverse Stock Split and Authorized Share Reduction will result in an increase in the average closing price of our Common Stock that will be large enough and continue for a sufficient period to meet the minimum per share price requirement for listing on a national securities exchange, there is no assurance that our Common Stock price will meet the requirements for listing, or continue to meet the requirements for listing, on a national securities exchange.

The proposal to effectuate the Reverse Stock Split and Authorized Share Reduction did not result from our knowledge of any specific effort to accumulate our securities or to obtain control of us by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise.

Determination of Reverse Stock Split and Authorized Share Reduction Ratio

The ratio of the Reverse Stock Split and Authorized Share Reduction, if approved and implemented, will be a ratio between 1-for-20 and 1-for-100, as determined by the Board in its sole discretion. Our Board believes that stockholder approval of a range of potential ratios for the Reverse Stock Split and Authorized Share Reduction, rather than a single ratio for the Reverse Stock Split and Authorized Share Reduction, is in the best interests of our stockholders because it provides the Board with the flexibility to achieve the desired results of the Reverse Stock Split and Authorized Share Reduction and because it is difficult to predict market conditions at the time the Reverse Stock Split and Authorized Share Reduction would be implemented.

The selection of the specific Reverse Stock Split and Authorized Share Reduction ratio will be based on several factors, including, among other things:

•         the per share price of our Common Stock immediately prior to the Reverse Stock Split and Authorized Share Reduction;

•         the expected stability of the per share price of our Common Stock following the Reverse Stock Split and Authorized Share Reduction;

•         our ability to meet the listing requirements of listing our Common Stock on a national securities exchange without effecting the Reverse Stock Split and Authorized Share Reduction;

•         the likelihood that the Reverse Stock Split and Authorized Share Reduction will result in increased marketability and liquidity of our Common Stock;

•         prevailing market conditions;

•         general economic conditions in our industry; and

•         our expected market capitalization before and after the Reverse Stock Split and Authorized Share Reduction.

Our Board will not carry out the Reverse Stock Split and Authorized Share Reduction if it determines that the Reverse Stock Split and Authorized Share Reduction would not be in the best interests of our stockholders at that time. If our Board chooses to implement the Reverse Stock Split and Authorized Share Reduction, the Company will make a public announcement regarding the determination of the Reverse Stock Split and Authorized Share Reduction ratio.

Potential Effects of Reverse Stock Split and Authorized Share Reduction

The Reverse Stock Split and Authorized Share Reduction will not affect any stockholder’s percentage ownership interest in our Company, except to the extent that the Reverse Stock Split would result in any stockholder receiving an additional share of Common Stock as a result of rounding up a fractional Common Stock in the Reverse Stock Split. In addition, the Reverse Stock Split and Authorized Share Reduction will not affect any stockholder’s proportionate voting power (other than as a result of the treatment of fractional shares in the Reverse Stock Split).

The Reverse Stock Split and Authorized Share Reduction are not intended to modify the rights of existing stockholders in any material respect. After the Reverse Stock Split and Authorized Share Reduction, the shares of our Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to our Common Stock now authorized. Our Common Stock will remain fully paid and non-assessable, and, immediately following the Reverse Stock Split and Authorized Share Reduction, our Common Stock will continue to be quoted on the OTCQB under the symbol “STVI” (unless we complete a listing of our Common Stock on a national securities exchange).

After the effective time of the Reverse Stock Split and Authorized Share Reduction, we will continue to be subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split and Authorized Share Reduction are not intended as, and will not have the effect of, a “going private transaction” as described by Rule 13e-3 promulgated under the Exchange Act.

Effect of the Reverse Stock Split and Authorized Share Reduction on Derivative Securities

Based upon the Reverse Stock Split and Authorized Share Reduction ratio, proportionate adjustments are required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of Common Stock. This will result in an adjusted per share price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise, exchange or conversion, immediately following the reverse stock split as was the case immediately preceding the reverse stock split. The number of shares deliverable upon settlement or vesting of restricted and deferred stock awards and units will be similarly adjusted. The number of shares reserved for issuance pursuant to these securities will be reduced proportionately based upon the Reverse Stock Split and Authorized Share Reduction ratio.

Similarly, the number of shares reserved and available for grant under the Snap Interactive, Inc. 2016 Long-Term Incentive Plan (the “2016 Plan”) will also be reduced in proportion to the Reverse Stock Split and Authorized Share Reduction ratio. In addition, for awards granted under the 2016 Plan or the Amended and Restated Snap Interactive, Inc. 2011 Long-Term Incentive Plan, the Reverse Stock Split and Authorized Share Reduction will cause a reduction in the number of shares of common stock issuable upon exercise or vesting of such awards in proportion to the Reverse Stock Split and Authorized Share Reduction ratio and a proportionate increase in the exercise or purchase price, if any, applicable to such awards.

Risks Associated with the Reverse Stock Split and Authorized Share Reduction

As noted above, the principal purpose of the Reverse Stock Split and Authorized Share Reduction is to increase the per share market price of our Common Stock in order to satisfy the requirements for listing our Common Stock on a national securities exchange. However, the effect of the Reverse Stock Split and Authorized Share Reduction upon the market price of our Common Stock cannot be predicted with any certainty and we cannot assure you that the Reverse Stock Split and Authorized Share Reduction will accomplish this objective for any meaningful period of time, or at all. While we expect that the reduction in the number of outstanding shares of Common Stock will proportionally increase the market price of our Common Stock, we cannot assure you that the Reverse Stock Split and Authorized Share Reduction will increase the market price of our Common Stock by a multiple of the Reverse Stock Split and Authorized Share Reduction ratio, or result in any permanent or sustained increase in the market price of our Common Stock. The market price of our Common Stock may be affected by other factors which may be unrelated to the number of shares outstanding, including the Company’s business and financial performance, general market conditions and prospects for future success.

Our Board believes that the Reverse Stock Split and Authorized Share Reduction may result in an increase in the market price of our Common Stock which could lead to increased interest in our Common Stock and possibly promote greater liquidity for our stockholders. However, the Reverse Stock Split and Authorized Share Reduction will also reduce the total number of outstanding shares of Common Stock, which may lead to reduced trading and a smaller number of market makers for our Common Stock, particularly if the price per share of our Common Stock does not increase as a result of the Reverse Stock Split and Authorized Share Reduction.

In addition, the Reverse Stock Split and Authorized Share Reduction may result in some stockholders of the Company owning odd lots (less than 100 shares of Common Stock). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales.

The Reverse Stock Split and Authorized Share Reduction may be viewed negatively by the market and, consequently, could lead to a decrease in our overall market capitalization. If the per share market price of our Common Stock does not increase in proportion to the Reverse Stock Split and Authorized Share Reduction ratio, then the value of our Company, as measured by our market capitalization, will be reduced. Additionally, any reduction in our market capitalization may be magnified as a result of the smaller number of total shares of Common Stock outstanding following the Reverse Stock Split and Authorized Share Reduction.

Board Discretion to Effect the Reverse Stock Split and Authorized Share Reduction

Notwithstanding approval by the Majority Stockholders of the filing of an amendment to our Certificate of Incorporation to effect the Reverse Stock Split and Authorized Share Reduction, the Reverse Stock Split and Authorized Share Reduction will only be effected upon a determination by the Board, in its sole discretion, that effecting the Reverse Stock Split and Authorized Share Reduction is in the best interests of the Company and its shareholders. This determination by the Board will be based upon a variety of factors, including those discussed under “The Reverse Stock Split — Purpose of the Reverse Stock Split and Authorized Share Reduction” herein. We expect that the primary focus of the Board in determining whether or not to effect the Reverse Stock Split and Authorized Share Reduction will be whether the Board believes that we can list our Common Stock on a national securities exchange without effecting the Reverse Stock Split and Authorized Share Reduction.

Beneficial Holders of Common Stock

Upon completion of the Reverse Stock Split, we will treat shares held by stockholders through a bank, broker, custodian or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures for processing the Reverse Stock Split. If a stockholder holds shares of our Common Stock with a bank, broker, custodian or other nominee and has any questions in this regard, the stockholder is encouraged to contact his, her or its bank, broker, custodian or other nominee.

Registered “Book-Entry” Holders of Common Stock

Certain of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a stockholder holds registered shares in book-entry form with the transfer agent, he or she will automatically receive the “post-split” number of shares after the Reverse Stock Split becomes effective.

Holders of Certificated Shares of Common Stock

Any “pre-split” certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for new “post-split” certificates. Until surrendered, we will deem outstanding “pre-split” shares held by stockholders to be cancelled and only to represent the number of whole shares of post-reverse stock split Common Stock to which these stockholders are entitled. No new “post-split” certificates will be issued to a stockholder until such stockholder has surrendered all “pre-split” certificates to the Company’s transfer agent, Corporate Stock Transfer, Inc. No stockholder will be required to pay a transfer or other fee to exchange his, her or its “pre-split” certificates. Stockholders will then receive a new certificate(s) representing the number of whole shares of Common Stock to which they are entitled as a result of the Reverse Stock Split.

If a “pre-split” certificate has a restrictive legend, the new certificate will be issued with the same restrictive legends that are on the “pre-split” certificate(s).

Any stockholder whose “pre-split” certificate(s) have been lost, stolen or destroyed will only be issued “post-split” certificates after complying with the requirements that the Company and Corporate Stock Transfer, Inc. customarily apply in connection with lost, stolen or destroyed certificates.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

The Company does not intend to issue fractional shares in the event that a stockholder owns a number of shares of Common Stock that is not evenly divisible by the Reverse Stock Split and Authorized Share Reduction ratio. If the Reverse Stock Split is effected, each fractional share of Common Stock will be rounded up to the nearest whole share of Common Stock. Accordingly, a stockholder who would be issued a fractional share of Common Stock will instead be entitled to receive an additional share of Common Stock.

Accounting Matters

The Reverse Stock Split will not affect the per share par value of our Common Stock, which will remain at $0.001. As a result of the Reverse Stock Split, the stated capital attributable to Common Stock on our balance sheet will be reduced proportionately based on the Reverse Stock Split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Our stockholders’ deficit, in the aggregate, will remain unchanged. Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding. Basic earnings per share data will be adjusted for the changes for all periods presented, with disclosure of such action in the year of change.

The Company does not anticipate that any other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, will arise as a result of the Reverse Stock Split.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following is a discussion of certain material U.S. federal income tax consequences of the Reverse Stock Split. This discussion is included for general information purposes only and does not purport to address all aspects of U.S. federal income tax law that may be relevant to shareholders in light of their particular circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and current Treasury Regulations, administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

All stockholders are urged to consult with their own tax advisors with respect to the tax consequences of the Reverse Stock Split. This discussion does not address the tax consequences to shareholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, partnerships, nonresident alien individuals, broker-dealers and tax-exempt entities, persons holding shares as part of a straddle, hedge, conversion transaction or other integrated investment, U.S. holders (as defined below) subject to the alternative minimum tax or the unearned income Medicare tax and U.S. holders whose functional currency is not the U.S. dollar. This summary also assumes that the pre-Reverse Stock Split shares of Common Stock were, and the post-Reverse Stock Split shares of Common Stock will be, held as a “capital asset,” as defined in Section 1221 of the Code.

As used herein, the term “U.S. holder” means a holder that is, for U.S. federal income tax purposes:

•         a citizen or resident of the United States;

•         a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•         an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•         a trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect to be treated as a U.S. person.

In general, no gain or loss should be recognized by a stockholder upon the exchange of pre-Reverse Stock Split shares of Common Stock for post-Reverse Stock Split shares of Common Stock. The aggregate tax basis of the post-Reverse Stock Split shares of Common Stock should be the same as the aggregate tax basis of the pre-Reverse Stock Split shares of Common Stock exchanged in the Reverse Stock Split. A shareholder’s holding period in the post-Reverse Stock Split shares of Common Stock should include the period during which the stockholder held the pre-Reverse Stock Split shares of Common Stock exchanged in the Reverse Stock Split.

As noted above, we will not issue fractional shares of Common Stock in connection with the Reverse Stock Split. Instead, stockholders who would be entitled to receive fractional shares of Common Stock because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will instead be entitled to receive an additional share of Common Stock. The U.S. federal income tax consequences of the receipt of such an additional share of Common Stock are not clear.

The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the Reverse Stock Split.

Dissenters’ Rights

The DGCL does not provide dissenters’ rights to our stockholders in connection with the Reverse Stock Split and Authorized Share Reduction.

Actions to be Taken

This Information Statement contains a brief summary of the material aspects of the actions approved by the Board and Majority Stockholders.

The Reverse Stock Split and Authorized Share Reduction will become effective on the date that we file an amendment to our Certificate of Incorporation effecting the Reverse Stock Split and Authorized Share Reduction with the Secretary of State of the State of Delaware, which will not occur until at least twenty (20) calendar days after the mailing of this Information Statement to stockholders. We currently expect to file such amendment, if at all, no later than November 29, 2017. A form of the amendment to our Certificate of Incorporation to effect the Reverse Stock Split and Authorized Share Reduction is attached hereto as Appendix A.

Additionally, we are also required to notify FINRA of our proposed Reverse Stock Split and Authorized Share Reduction by filing a Company Related Action Notification Form at least ten (10) calendar days prior to the anticipated effective date of the Reverse Stock Split and Authorized Share Reduction.

Interest of Certain Persons in or Opposition to Matters to be Acted Upon

Except in their capacity as stockholders (which interest does not differ from that of the other holders of our Common Stock), none of our officers, directors, or previous officers and directors, or any of their respective affiliates has any substantial interest, direct or indirect, in the Reverse Stock Split and Authorized Share Reduction.

Change in Control

On October 7, 2016, pursuant to the Company’s previously announced Agreement and Plan of Merger, dated September 13, 2016, by and among the Company, SAVM Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), A.V.M. Software, Inc. (d/b/a Paltalk), a New York corporation (“Paltalk”), and Jason Katz, as the Paltalk Representative, Merger Sub merged with and into Paltalk, with Paltalk surviving as a wholly owned subsidiary of the Company (the “Merger”). As a result of the Merger, the former shareholders of Paltalk received shares of our Common Stock representing approximately 77.9% of the outstanding shares of Common Stock of the post-Merger combined company, and the Company’s former stockholders retained approximately 22.1% of the outstanding shares of Common Stock of the post-Merger combined company, in each case including 9,250,000 shares of unvested restricted stock in the total number of shares of Common Stock outstanding.

Security Ownership of Certain Beneficial Owners and Management

The following table and accompanying footnotes set forth as of the Record Date certain information regarding the beneficial ownership of shares of our Common Stock by: (i) each person who is known by us to own beneficially more than 5% of such stock; (ii) each member of our Board and each of our named executive officers with respect to the year ended December 31, 2015 (Alexander Harrington and Clifford Lerner) and (iii) all of our directors and executive officers as a group (7 persons). Except as otherwise indicated, all Common Stock is owned directly and the beneficial owners listed in the table below possess sole voting and investment power with respect to the stock indicated, and the address for each beneficial owner is c/o Snap Interactive, Inc., 320 West 37th Street, 13th Floor, New York, NY 10018.

The applicable percentage ownership is based on 235,019,409 shares of our Common Stock issued and outstanding as of the Record Date, including 9,250,000 shares of unvested restricted stock. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we consider all shares of unvested restricted stock to be outstanding because the holders of unvested restricted stock have the right to vote such stock under our equity incentive plans.

	Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number		Percentage
Directors and Officers
Alexander Harrington	1,750,000	(2)	*
Clifford Lerner	30,275,000	(3)	12.9%
Jason Katz	39,510,473	(4)	16.8%
Yoram “Rami” Abada	—		*
Lance Laifer	12,697,243	(5)	5.4%
Michael Levit	1,814,623	(6)	*
John Silberstein	4,490,934	(7)	1.9%
Executive Officers and Directors as a Group (7 persons)	90,788,273	(8)	38.3%

5% Stockholders
The J. Crew Delaware Trust A	74,353,387	(9)	31.6%
Perry Scherer	11,653,354	(10)	5.0%
Jen-Jen Yeh	11,653,354	(11)	5.0%

____________

*         Less than 1%.

(1)      For purposes of this table, a person or group of persons is deemed to have beneficial ownership of any shares of common stock that such person has the right to acquire within 60 days of the Record Date, including through the exercise of stock options or warrants. For purposes of computing the percentage of outstanding shares of our Common Stock held by each person or group of persons named above, any Common Stock that such person or persons has the right to acquire within 60 days of the Record Date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)      Includes the vested portion of (i) a stock option representing the right to purchase 25,000 shares of Common Stock granted on June 17, 2014, all of which have vested, (ii) a stock option representing the right to purchase 1,000,000 shares of Common Stock granted on October 13, 2015, of which 700,000 shares have vested, (iii) a stock option representing the right to purchase 2,000,000 shares of Common Stock granted on October 13, 2015, of which 1,000,000 shares have vested, and (iv) a stock option representing the right to purchase 50,000 shares of Common Stock granted on March 3, 2016, of which 25,000 shares have vested.

(3)      Includes (i) 9,250,000 shares of restricted stock granted to Mr. Lerner, 40% of which vest on October 7, 2017 and 30% of which vest on each of October 7, 2018 and 2019 and (ii) the vested portion of a stock option representing the right to purchase 50,000 shares of Common Stock granted on March 3, 2016, of which 25,000 shares have vested. Pursuant to the terms of his restricted stock grants, Mr. Lerner has the right to vote the stock but may only dispose of the stock after it vests.

(4)      Includes 6,351,379 shares of Common Stock held by Mr. Katz’ spouse that may be deemed to be beneficially owned by Mr. Katz. Mr. Katz disclaims beneficial ownership of these shares and nothing herein shall be deemed an admission that Mr. Katz is the beneficial owner of these shares for any purpose. Also includes (i) 1,653,703 shares issued to Mr. Katz in connection with the Company’s merger with A.V.M. Software, Inc. (d/b/a Paltalk) on October 7, 2016 (the “Merger”), (ii) 692,871 shares of Common Stock issued to Mr. Katz’ spouse in connection with the Merger and (iii) an aggregate of 15,653,426 shares of Common Stock issued to the former shareholders of A.V.M. Software, Inc. (d/b/a Paltalk) in the

Merger, other than Mr. Katz, all of which such shares described in clauses (i), (ii) and (iii) are being held in escrow to secure indemnification obligations in connection with the Merger. While such shares are held in escrow, the right to vote such shares is solely exercisable by Mr. Katz.

(5)      Includes (i) 12,240,110 shares of Common Stock held by Hilltop Partners, L.P. and (ii) 457,133 shares of Common Stock held by Hilltop Offshore, Ltd. Mr. Laifer is the sole director and principal stockholder of Laifer Capital Management, Inc. (“LCM”), which has the sole power (i) to vote and to direct the voting of and (ii) to dispose and to direct the disposition of, the shares of the Issuer’s common stock beneficially owned by Hilltop Partners, L.P. (of which entity LCM serves as general partner and investment adviser) and Hilltop Offshore, Ltd. (of which entity LCM serves as investment adviser). Excludes (i) 1,335,272 shares of Common Stock issued to Hilltop Partners, L.P. in connection with the Merger and (ii) 49,867 shares of Common Stock issued to Hilltop Offshore, Ltd. in connection with the Merger, all of which such shares described in clauses (i) and (ii) are being held in escrow to secure indemnification obligations in connection with the Merger and are reported in this table as being beneficially owned by Mr. Katz. While such shares are held in escrow, the right to vote such shares is solely exercisable by Mr. Katz.

(6)      Excludes 197,957 shares of Common Stock issued to Mr. Levit in connection with the Merger that are being held in escrow to secure indemnification obligations in connection with the Merger and are reported in this table as being beneficially owned by Mr. Katz. While such shares are held in escrow, the right to vote such shares is solely exercisable by Mr. Katz.

(7)      Includes 1,337 shares of Common Stock held by Mr. Silberstein’s spouse that may be deemed to be beneficially owned by Mr. Silberstein. Mr. Silberstein disclaims beneficial ownership of these shares and nothing herein shall be deemed an admission that Mr. Silberstein is the beneficial owner of these shares for any purpose. Excludes (i) 489,770 shares of Common Stock issued to Mr. Silberstein in connection with the Merger and (ii) 146 shares of Common Stock issued to Mr. Silberstein’s spouse in connection with the Merger, all of which such shares described in clauses (i) and (ii) are being held in escrow to secure indemnification obligations in connection with the Merger and are reported in this table as being beneficially owned by Mr. Katz. While such shares are held in escrow, the right to vote such shares is solely exercisable by Mr. Katz.

(8)      Includes the shares of Common Stock beneficially owned by each of the officers and directors listed immediately above.

(9)      Excludes 8,111,201 shares of Common Stock issued to The J. Crew Delaware Trust A in connection with the Merger, which such shares are being held in escrow to secure indemnification obligations in connection with the Merger and are reported in this table as being beneficially owned by Mr. Katz. While such shares are held in escrow, the right to vote such shares is solely exercisable by Mr. Katz. The principal address of The J. Crew Delaware Trust A is c/o J.P. Morgan Trust Company of Delaware, Trustee, 500 Stanton-Christiana Road, DE3-1600, Newark, Delaware 19713.

(10)   Excludes 1,271,263 shares of Common Stock issued to Perry Scherer in connection with the Merger, which such shares are being held in escrow to secure indemnification obligations in connection with the Merger and are reported in this table as being beneficially owned by Mr. Katz. While such shares are held in escrow, the right to vote such shares is solely exercisable by Mr. Katz. The principal address of Perry Scherer is 338 Jericho Turnpike, Suite 182, Syosset, New York 11791.

(11)   Excludes 1,271,263 shares of Common Stock issued to Jen-Jen Yeh in connection with the Merger, which such shares are being held in escrow to secure indemnification obligations in connection with the Merger and are reported in this table as being beneficially owned by Mr. Katz. While such shares are held in escrow, the right to vote such shares is solely exercisable by Mr. Katz. The principal address of Jen-Jen Yeh is 180 Park Row, Apt. 3C, New York, New York 10038.

There are no arrangements currently known to the Company, the operation of which may at a subsequent date result in a change of control of the Company.

Delivery of Documents to Security Holders Sharing an Address

With respect to eligible stockholders who share a single address, SEC rules allow us to send only one Information Statement to that address, unless we received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder of record residing at such address wishes to receive a separate proxy statement in the future, he, she or it may contact us at, Snap Interactive, Inc., 320 West 37th Street, 13th Floor, New York, New York 10018, Attn: Investor Relations or by calling (212) 594-5050 and asking for Investor Relations. Eligible stockholders of record receiving multiple copies of our Proxy Statement can request householding by contacting us in the same manner. Stockholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee.

We hereby undertake to deliver promptly, upon written or oral request, a copy of the Proxy Statement to a stockholder at a shared address to which a single copy of the document was delivered. Requests should be directed to Investor Relations at the address or phone number set forth above.

Where You Can Find More Information

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You can read these SEC filings, and this prospectus, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any materials that the Company files with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also access the Company’s annual, quarterly and current reports, proxy statements and other information the Company files with the SEC on the Company’s website at snap-interactive.com/investor-relations/sec-filings.

If you have questions or would like additional copies of this Information Statement, you should contact the Company at its address or telephone number as follows:

Snap Interactive, Inc.
320 W. 37th Street, 13th Floor
New York, New York 10018
Attn: Wilmary Soto-Guignet
Telephone: (212) 594-5050
Internet Website: www.snap-interactive.com

By Order of the Board of Directors:

/s/ Alexander Harrington
Alexander Harrington
Chief Executive Officer
November 30, 2016

APPENDIX A

Form of Certificate of Amendment to Certificate of Incorporation

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
SNAP INTERACTIVE, INC.

Adopted in accordance with the provisions
of Section 242 of the General Corporation
Law of the State of Delaware

Snap Interactive, Inc. (the “Corporation”), a corporation duly organized and existing under the laws of the State of Delaware, by its duly authorized officer, does hereby certify that:

1.       The Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation’s Certificate of Incorporation, as amended, to effect a reverse stock split at a ratio of 1-for-[__] and proportionally reduce the number of shares of common stock that the Corporation is authorized to issue, (ii) declaring such amendment to be advisable and (iii) directing that the appropriate officers of the Corporation solicit the approval of the Corporation’s stockholders for such amendment by written consent in lieu of a special meeting of stockholders.

2.       Upon this Certificate of Amendment becoming effective, Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“FOURTH: The total number of shares of stock which the Corporation is authorized to issue is [________] million ([________]) shares of common stock, par value $0.001, and ten million (10,000,000) shares of preferred stock, par value $0.001.

The powers, preferences and rights of the common stock and the qualifications, limitations or restrictions thereof shall be determined by the Board of Directors.

Shares of preferred stock may be issued from time to time in one or more series. The Board of Directors is authorized to provide by resolution or resolutions from time to time for the issuance, out of the authorized but unissued shares of preferred stock, of all or any of the shares of preferred stock in one or more series, and to establish the number of shares to be included in each such series, and to fix the voting powers (full, limited or no voting powers), designations, powers, preferences, and relative, participating, optional or other rights, if any, and any qualifications, limitations or restrictions thereof, of such series, including, without limitation, that any such series may be (i) subject to redemption at such time or times and at such price or prices, (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of capital stock, (iii) entitled to such rights upon the liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation or (iv) convertible into, or exchangeable for, shares of any other class or classes of capital stock, or of any other series of the same class of capital stock, of the Corporation at such price or prices or at such rates and with such adjustments; all as may be stated in such resolution or resolutions, which resolution or resolutions shall be set forth on a certificate of designations filed with the Secretary of State of the State of Delaware in accordance with Delaware Law.

Effective at [____] p.m., Eastern Time, on [____], 201[_] (the “Split Effective Time”), every [____] shares of common stock issued and outstanding or held by the Corporation as treasury shares as of the Split Effective Time shall automatically, and without action on the part of the stockholders, convert and combine into one validly issued, fully paid and non-assessable share of common stock, without effecting a change to the par value per share of common stock (the “201[_] Reverse Split”). In the case of a holder of shares not evenly divisible by [____], in lieu of a fractional share of common stock, such holder shall receive an additional share of common stock. As of the Split Effective Time and thereafter, a certificate(s) representing shares of common stock prior to the 201[_] Reverse

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Split is deemed to represent the number of post-201[_] Reverse Split shares into which the pre-201[_] Reverse Split shares were converted.”

3.       This Certificate of Amendment has been duly approved by the Board of Directors of the Corporation in accordance with Sections 141(f) and 242 of the General Corporation Law of the State of Delaware and the applicable provisions of the Certificate of Incorporation.

4.       This Certificate of Amendment has been duly approved by the holders of the requisite number of shares of capital stock of the Corporation in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware and the applicable provisions of the Certificate of Incorporation.

5.       This Certificate of Amendment shall become effective at [____] p.m., Eastern Time, on [____], 201[_].

[ Remainder of Page Intentionally Left Blank ]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this [__]th day of [______] 201[_].

SNAP INTERACTIVE, INC.,
a Delaware corporation

By:
Alexander Harrington
Chief Executive Officer

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